Exhibit 10.1

Assumption Agreement

THIS ASSUMPTION AGREEMENT (the “Agreement”) is effective as of the 15 day of October, 2014 by and between Homeowners Choice Property & Casualty Insurance Company, Inc., a Florida licensed and authorized insurance company (“Insurer”), and Citizens Property Insurance Corporation, an entity created by the Legislature of the State of Florida pursuant to Subsection 627.351(6), Florida Statutes (“Citizens”).

WHEREAS, Citizens has adopted a depopulation program pursuant to Section 627.351(6)(q)(3), Florida Statutes, whereby qualified insurers assume policies from Citizens (the “Program”);

WHEREAS, Insurer wishes to participate in the Program and submitted a depopulation plan and wishes to assume policies on a direct basis from Citizens such that Citizens will no longer be responsible as to liability or, except as expressly set forth in this Agreement, servicing of such assumed policies;

WHEREAS, Citizens has approved Insurer for the Program based on Insurer meeting certain conditions and in reliance on all representations made by Insurer;

WHEREAS, the Office of Insurance Regulation (“OIR”) has issued a Consent Order dated September 30, 2014, in Case No. 161335-14-CO and may issue subsequent Consent Orders to Insurer concerning assumption from Citizens during the term of this Agreement (each a “Consent Order”) approving Insurer’s depopulation plan; and

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NOW THEREFORE, in consideration of the mutual rights and obligations stated herein, Citizens and Insurer agree as follows:

1. Term, Conditions.

A. Term of Agreement. This Agreement shall remain in effect for eighteen (18) months from the date set forth above.

B. Conditions to Agreement. The Consent Orders contain certain conditions to the assumptions covered by this Agreement. Insurer warrants that it has complied and agrees to maintain its compliance with such conditions for so long as required by the OIR and this Agreement.

2. Commitment to Remove Policies.

Pursuant to the terms of the Consent Order and this Agreement, Insurer agrees to assume certain insurance policies from Citizens selected in accordance with Citizens’ assumption procedures (the “Assumed Policies”). Insurer agrees to use its best efforts to assume the number of policies approved in the Consent Orders.

3. Terms of Assumption.

A. Liabilities. With respect to each of the Assumed Policies which do not opt-out and except as expressly stated herein, commencing on the date the Assumed Policies are transferred to Insurer (the “Assumption Date”) which date the parties anticipate to be December 16, 2014, Insurer shall be responsible for all insurer obligations related to the Assumed Policies. For each Assumed Policy, Citizens shall remain liable for all losses occurring prior to the Assumption Date.

B. Notices; Costs. The parties shall coordinate the mailing of policyholder notices and documentation required to effectuate the assumption. The cost of all notices of assumption to the policyholders of the Assumed Policies shall be borne solely by Insurer. If Citizens pays any such costs on Insurer’s behalf, Citizens may withhold such costs from any funds payable to Insurer by Citizens. Otherwise, Insurer shall reimburse Citizens for such costs within thirty (30) days of Insurer’s receipt of a billing statement from Citizens.

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C. Assumed Premium. Citizens shall direct the release of the unearned premium on the Assumed Policies less all taxes, fees, or surcharges invoiced for collection on such policies as determined by Citizens (the “Assumed Premium”) within 20 days of the assumption date set forth in the relevant Consent Order (the “Assumption Date”). At recurring times set by Citizens, the parties will perform a true-up of Assumed Premium. Within 15 days of the true-up date at which it is determined that Insurer owes Citizens the Assumed Premium paid for opted-out policies, Insurer will pay the determined amount.

D. Servicing of Policies. Commencing on the Assumption Date of an Assumed Policy:

(i) Until the end of the policy period for each Assumed Policy, Citizens shall process endorsements and cancellations and provide other routine policy services with respect to each of the Assumed Policies. However, Insurer will be responsible for the following policy services: (1) offers of renewal; and (2) claims.

(ii) Insurer shall offer and process offers of renewal coverage with respect to Assumed Policies, and shall be solely responsible for all servicing activities as of the first renewal thereof.

E. Returned Policies. Any policyholder under an Assumed Policy may elect to return to Citizens (also referred to as opting out of the assumption) under the conditions stated in the Consent Order (a “Returned Policy”). Insurer shall process all timely requests to return to Citizens and forward such requests, along with all unearned premiums after the Assumption Date, received on such Returned Policies, to Citizens in a format acceptable to Citizens.

F. Claims Servicing. Citizens shall be solely responsible for the payment and servicing of claims for losses occurring prior to the Assumption Date for Assumed Policies and for Returned Policies as of such date Insurer notifies Citizens of the return and sends the policy and claims documentation to Citizens. Insurer is solely responsible for the payment and servicing of claims for losses occurring on or after the Assumption Date for all Assumed Policies, and is further responsible for servicing Returned Policies until such time that each such policy and claim documentation has been returned to Citizens. With regard to losses occurring on Assumed Policies on or after the Assumption Date, Citizens shall give notice promptly to Insurer of any claim or the commencement of any legal proceedings against Citizens with respect to such claim. Citizens shall have the exclusive right to control the defense of any claim for loss occurring prior to the Assumption Date and Insurer shall have the exclusive right to control the

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defense of any claim for loss occurring on or after the Assumption Date, other than for Returned Policies. With regard to Returned Policies, Insurer shall immediately notify Citizens of any claims thereon and immediately communicate all policy and claim information to Citizens. To the extent that Insurer has incurred loss adjustment expenses on claims for Returned Policies, Citizens will reimburse Insurer for such expenses only to the extent and amount that Citizens would have paid for such expenses. All claims for such reimbursement must be made within 30 days of when such policies return to Citizens.

G. Implementation. The parties hereto acknowledge that, pursuant to all applicable laws and this Agreement, Citizens will use its sole judgment and discretion in creating and implementing the assumption procedure which procedure Insurer agrees to follow.

Agent Appointments. Insurer represents that all of the Assumed Policies currently have an agent of record who is appointed with Insurer or has entered into a limited servicing agreement with Insurer authorizing such agent of record to service the Assumed Policy. Insurer agrees to comply with the requirements of Sect. 627.351(6), Florida Statutes, concerning its obligation to affected agents. Both parties acknowledge policyholder rights under Section 627.3517, Florida Statutes.

Notices of Assumption and Nonrenewal. Citizens will send out a Notice of Nonrenewal and Certificate of Assumption to policyholders. The Certificate of Assumption will be on Insurer’s letterhead with logo and signature.

4. Consent Order.

In entering this Agreement, Citizens has relied on Insurer’s representations to the OIR and its continuing compliance with the terms of each Consent Order and further directives of the OIR. Insurer agrees to continue its compliance with each Consent Order and all such directives.

5. Insurer’s Ongoing Obligations Regarding Assumed Policies.

Insurer shall offer to renew each Assumed Policy for a minimum of three years from its Assumption Date. The first offer of renewal shall be at Insurer’s approved rates. The terms of this Assumption Agreement do not affect the Insurer’s ability to cancel or nonrenew an Assumed Policy for material misstatement, nonpayment of premium, substantial change in the risk, or fraud. The Insurer will not cancel or nonrenew an Assumed Policy for exposure management or any underwriting reason known to the Insurer at the Assumption Date.

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6. Right of Access, Inspection or Audit. For the purposes of monitoring the success of the assumption, Citizens or its representatives, upon one business day’s advance written notice, shall be entitled to access, review, or audit, at Insurer’s expense, the relevant books and records of Insurer during normal business hours. Such audit will be at Insurer’s sole expense. To the extent necessary to carry out the terms of this Agreement, Insurer, at its sole expense, shall be entitled to access and review of Citizens’ records as they pertain to the Assumed Policies, including notices of cancellation and declarations pages.

7. Insurer’s Continuing Obligations. Insurer, during the period of this Agreement, shall remain duly licensed and authorized as an admitted insurer to transact property and casualty insurance business in the State of Florida and to transact the lines of insurance applicable to the Assumed Policies, and in compliance with Florida statutes, rules, and regulations governing its insurance business, and with this Agreement. If Insurer becomes subject to any regulatory discipline, financial impairment or insolvency issues, Insurer must report such issues to Citizens immediately.

8. Breach, Default and Remedies.

A. Events of Default. A default under this Agreement occurs in the event of any material breach of an obligation, representation or warranty of a party as set forth in this Agreement. Further, the following regulatory events shall constitute a default:

(i)	Insurer fails to maintain its authority and licensing to conduct its business as provided in this Agreement;

(ii)	Insurer becomes subject to an order of administrative supervision, rehabilitation, or liquidation pursuant to Chapter 631, Florida Statutes;

(iii)	The issuance of any other order of the OIR or the Department of Financial Services or a court of competent jurisdiction that in any material form or manner limits or constrains the ability of Insurer to engage in the business of property and casualty insurance, or which results in Insurer canceling or nonrenewing its non-assumed and Assumed Policies; or

(iv)	Insurer violates any term or condition of a Consent Order.

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B. Remedies. Should Insurer default, Citizens may prohibit Insurer from further assumption of policies pursuant to this Agreement or any future agreement. In addition to any rights and remedies set forth in this Agreement, the non-defaulting party shall have all rights and remedies available at law and equity.

9. Attorney’s Fees. If either of the parties hereto brings an administrative or court action arising out of or related to this Agreement, the prevailing party shall be entitled to recover its legal expenses, including reasonable attorney’s fees and costs, including attorney’s fees and costs for any appeals taken.

10. Underwriting Information and Procedures. Insurer understands and agrees that Citizens does not warrant the accuracy of policy information provided to Citizens including without limitation that the application information provided to Citizens is accurate. Moreover, Citizens does not warrant the accuracy or completeness of underwriting procedures used in relation to the Assumed Policies.

11. Survival of Obligations. This Agreement shall be binding upon the parties, their legal representatives, successors and assigns.

12. Florida Law and Jurisdiction. It is acknowledged that this Agreement is executed in and shall be construed and governed exclusively by and in accordance with the laws of the State of Florida. The state courts in Leon County, Florida, shall have exclusive jurisdiction over any controversy between the parties arising out of or related to this Agreement.

13. Assignment. Insurer may not assign or transfer this Agreement, or any benefit or right under this Agreement without Citizens’ prior written consent. Any change in control as defined in the Florida Insurance Code of Insurer is deemed a transfer of this Agreement requiring Citizens’ written consent.

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14. Invalidation. In the event any provision of this Agreement is determined to be invalid by a court of competent jurisdiction, the remaining provisions of this Agreement remain in full force and effect.

15. Modification. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto and such changed terms have after submissions to, not been disapproved by the OIR. The parties agree that no oral modification of this provision is enforceable or valid.

16. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing, by hand delivery, by overnight mail, by registered or certified mail, email or by facsimile transmission and shall be addressed as follows:

Notice to Insurer:

Scott R. Wallace

President

Homeowners Choice Property & Casualty Insurance Company, Inc.

5300 W. Cypress Street, Suite 100

Tampa, FL 33607

(813) 405-3610

Email: swallace@hcpci.com

Notice to Citizens:

Mr. Barry Gilway

President/CEO and Executive Director

Citizens Property Insurance Corporation

2312 Killearn Center Boulevard

Tallahassee, Florida 32309

(850) 513-3780

Email: barbara.walker@citizensfla.com

Notices sent by hand delivery shall be deemed delivered on the date of hand delivery. Notices sent by overnight carrier shall be deemed delivered on the second business day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be

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deemed delivered on the fifth business day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be delivered on the day when sent if sent prior to 4:30p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed delivered on the next business day.

17. Compliance with Laws. Insurer agrees to comply with all applicable laws, regulations, and directives of the OIR.

18. Parties Represented. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

19. Confidentiality. Insurer agrees to maintain the confidentiality of all policyholder information provided and agrees that all such information provided by Citizens shall be used strictly to select policies for assumption, adjust claims, service Assumed Policies and not for any other purpose.

20. Non-Waiver. The failure of Citizens to insist on strict compliance with this Agreement or exercise any right or remedy hereunder to enforce any provision of this Agreement shall not constitute a waiver of any rights contained herein nor stop the Parties from thereafter demanding full and complete compliance or from exercising any remedy in the future. The waiver of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

21. Intellectual Property. Insurer acknowledges that Citizens data, policy forms and manuals include the intellectual properties of third parties including Insurance Services Office and its affiliates. Insurer agrees to secure a written license from such third parties and to provide a copy of same to Citizens when it requests data, forms, manuals or other materials from Citizens.

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22. Citizens’ Name & Logos. Without the prior written consent of Citizens which shall not be unreasonably withheld, Insurer shall not publish or use Citizens’ name, logo, or symbols from which Citizens’ name may be reasonably inferred or implied. This includes but is not limited to using Citizens’ name, logo or symbol in any research, solicitations, advertisements, promotions or any other publicity matter relating directly or indirectly to this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and year first above set forth.

Citizens Property Insurance Corporation

BY:

Barry J. Gilway
President/CEO and Executive Director

Homeowners Choice Property & Casualty Insurance Company, Inc.

BY:

Scott R. Wallace
President

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